Exhibit 23.1

                                     CONSENT

We consent to the reference to our firm under the Caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No.
33-94686) and related Prospectus of Mason-Dixon Bancshares, Inc. for the registration of 125,000 shares of its common stock in connection with its Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated January 17, 1998, with respect to the consolidated financial statements of Mason-Dixon Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                       /s/ Stegman & Company

Towson, Maryland
September 22, 1998